Exhibit 4.1

Number: C1221518

CERTIFICATE

OF

CONTINUATION

BUSINESS CORPORATIONS ACT

I Hereby Certify that theScore, Inc., has continued into British Columbia from the Jurisdiction of ONTARIO, under the Business Corporations Act, with the name SCORE MEDIA AND GAMING INC. on August 29, 2019 at 04:29 PM Pacific Time.

ELECTRONIC CERTIFICATE	Issued under my hand at Victoria, British Columbia On August 29, 2019 /s/ Carol Prest CAROL PREST Registrar of Companies Province of British Columbia Canada